Exhibit 99.1

For Immediate Release

Contact:

Sheila Blackwell

sblackwell@manu.com

301-255-5486

Manugistics Announces Resignation of Executive Vice President & President of
Worldwide Sales Operations; Executive will Serve as Consultant

ROCKVILLE, Md. – February 3, 2005 – Manugistics Group, Inc. (NASDAQ: MANU), a leading global provider of demand-driven supply chain management solutions, today announced that Jeffrey L. Holmes has resigned as Executive Vice President & President of Worldwide Sales Operations, effective February 28, 2005. Holmes will serve as a Consultant to Manugistics supporting the Government, Aerospace and Defense (GAD) organization and other areas in the company.

Holmes joined Manugistics in 1996 and previously served in such capacities as Executive Vice President & President of Government, Aerospace and Defense and Senior Vice President of North American Sales and Industry Marketing.

“Jeff has been a strong asset to Manugistics and we thank him for his years of valuable service,” said Manugistics CEO Joe Cowan. “We look forward to continuing to work with him in his new role as a Consultant for Manugistics.”

“For the past nine years I have enjoyed contributing to Manugistics’ success, leading the focus in Consumer Goods and Retail and launching the company into new markets such as the Government, Aerospace and Defense sectors,” said Holmes. “I am proud of the achievements accomplished by the outstanding people I have worked with at Manugistics and the value we delivered to our clients.”

The sales organization will report to Cowan.

About Manugistics Group, Inc.

Manugistics powers the demand-driven supply chain. Today, more than 1,200 clients trust Manugistics to help them drive profitable growth, unlock the value of their existing IT investments, and ensure the security and integrity of their global supply chains. Its clients include industry leaders such as AT&T, BMW, Boeing, Cingular, Circuit City, Coca-Cola Bottling, Delta Air Lines, DHL, Diageo, DuPont, Harley-Davidson, John Deere,

Marriott, McCormick, Nestle, Nissan, RadioShack, Sanmina-SCI and Unilever. For more information, go to www.manugistics.com.

FORWARD LOOKING STATEMENT

This announcement contains forward-looking statements that involve risks and uncertainties that include, continuing weak demand for supply chain management software, the ability of the Company to effectively align its cost structure with revenues, the effects of changes to the executive management team or other key personal and possible unintended adverse effects of the Company’s recent restructuring and cost containment initiatives.  More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics filings with the Securities and Exchange Commission, including its Annual report on Form 10-K for the year ended February 29, 2004 and Quarterly Report on Form 10-Q for the period ended November 30, 2004.  Manugistics assumes no obligation to update the forward-looking information contained in this announcement.